Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HARMONY ENERGY TECHNOLOGIES CORPORATION

Harmony Energy Technologies Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The Certificate of Incorporation of the Corporation, as amended, is hereby amended solely to reflect a change in the name of the Corporation by replacing Article 1 thereof with the following:

“The name of this Corporation is ZRCN Inc.”

SECOND: The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment shall be effective on and as of the date of filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 18th day of April, 2023.

/s/ John Stauss
John Stauss, CEO